EXHIBIT 99.1

OTCQB: DGRN BERLIN: DGA

Degaro Innovations Corp. Announces Board Appointment

Centennial, Colorado –– July 24 2013 –– Degaro Innovations Corp. (the “Company”)   announces the appointment of Mr. Frederick Taylor to the Company’s Board of Directors (the “Board”) with an effective time of such appointment of July 15, 2013. Mr. Taylor is a professional petroleum land man and oil and gas operator, with extensive experience in leasing State, BLM and Tribal lands in Montana, North Dakota, Wyoming and Texas. The Company welcomes Mr. Taylor to the board and looks forward to his future contributions to the company.

In connection with Mr. Taylor’s appointment to the Board, Sheryl Briscoe resigned from Board with an effective time of such resignation of July 15, 2013. Ms. Briscoe was formerly the CEO of Degaro Innovations and the Company sincerely thanks her for her past services.

Degaro Innovations Corp.	Contact: Ellis Martin
6025 S. Quebec, Suite 100	Telephone: 1-888-498-8880
Centennial, Colorado 80111

About Degaro Innovations Corp.

Degaro Innovations Corp. is an oil and gas company that has an agreement to develop shallow oil resources on up to 12,979 leased acres in southeastern Montana.  For further information please contact Ellis Martin at 1-888-498-8880.

This press release contains forward-looking statements about the Company and its business, plans, expectations and intentions. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's drill plans, expected results and future success. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors are identified in the Company's filings with the United States Securities and Exchange Commission.